EXHIBIT 5.1
Opinion of Counsel
STAAR Surgical Company
1911 Walker Ave.
Monrovia, CA 91016
Re:      Registration Statement on Form S-3, File No. 333-136213
August 8, 2006
Ladies and Gentlemen:
          This opinion is furnished in connection with the registration statement on Form S-3 (the “Registration Statement”) filed by STAAR Surgical Company, a corporation organized under the laws of the state of Delaware (the “Company”) which registers under the Securities Act of 1933, as amended (the “Act”), the proposed issuance and sale from time to time by the Company, of (i) shares of its common stock, par value $0.01 per share (the “Common Stock”), (ii) preferred stock, par value $0.01 per share (“Preferred Stock”), (iii) debt securities of the Company (the “Debt Securities”), and (iv) warrants to purchase Common Stock, Preferred Stock or Debt Securities (the “Warrants”), with an aggregate offering price of up to $15,000,000 (the Common Stock, Preferred Stock Debt Securities and Warrants are each referred to herein as a “Security,” and collectively as the “Securities”).
          The Preferred Stock may be issued from time to time in one or more series pursuant to a Certificate of Designation setting forth the rights, preferences, privileges and limitations thereof. The Debt Securities may be issued from time to time either in whole or in part under one or more indentures between the Company and a trustee qualified to perform in such capacity under the Trust Indenture Act of 1939. The Warrants may be issued from time to time under one or more warrant agreements between the Company and a banking institution organized under the laws of the United States or one of the states thereof acting in the capacity of Warrant Agent (each a “Warrant Agreement”).
          The opinions expressed herein are subject to the condition that prior to the offer or sale of any Securities the Registration Statement and any post-effective amendments thereto shall have become effective.
          As Counsel of the Company, based upon my familiarity with the affairs of the Company and upon my examination of the law and pertinent documents, I am of the opinion that:
          1.      Subject to (i) the issuance of the Common Stock having been duly authorized by all requisite corporate action, and (ii) the certificates evidencing the Common Stock having been duly executed and delivered against payment therefor in an amount not less than the par value therefor, the Common Stock will be legally issued, fully paid and non-assessable.
          2.      Subject to (i) the certificate of designation establishing the rights, preferences, privileges and limitations of the class and series of the Preferred Stock having been duly adopted by all requisite corporate action and not conflicting with any of the rights, preferences, privileges or limitations of any other security of the Company, (ii) the issuance of the Preferred Stock having been duly authorized by all requisite corporate action, (iii) the due authorization and reservation by the Company of any other equity securities into which the Preferred Stock is

STAAR Surgical Company
August 8, 2006

convertible or with which it is exchangeable, and (iv) the certificates evidencing the Preferred Stock having been duly executed and delivered against payment therefor in an amount not less than the par value therefor, the Preferred Stock will be legally issued, fully paid and non-assessable, and have the rights, preferences and privileges ascribed thereto in the Certificate of Designation.
          3.      Subject to (i) the issuance of the Debt Securities and the final terms thereof having been authorized by all requisite corporate action, (ii) the terms of the Debt Securities being in compliance with then applicable law, (iii) the related Indenture(s) having been duly authorized, executed and delivered and each such Indenture and applicable trustee having been qualified under the Trust Indenture Act of 1939, (iv) a legal opinion under the laws of the state of New York as to the enforceability of the related Indenture(s) having been rendered to the Company, (v) the due authorization and reservation by the Company of any equity securities into which the Debt Securities are convertible or with which they are exchangeable, and (vi) the Debt Securities having been duly executed, authenticated and delivered only against payment therefor, the Debt Securities will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitling the holders thereof to the benefits provided by the related Indenture or Indentures.
          4.      Subject to (i) the issuance of the Warrants, the final terms thereof and the Warrant Agreement(s) having been authorized by all requisite corporate action, (ii) the Warrant Agreement(s) having been duly executed and delivered, (iii) the Warrants having been duly executed and delivered against payment therefor, and (iv) the due authorization and reservation by the Company of any equity securities for which the Warrants are exercisable, the Warrants will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and will entitle the holders thereof to the benefits provided by the related Warrant Agreement or Agreements, as the case may be, pursuant to which such Warrants were issued.
          Insofar as this opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, it is subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting creditors’ rights generally and limited by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).
          My opinion is limited to matters governed by the federal laws of the United States of America, the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and reported decisions of the Delaware courts interpreting these laws.
          I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to this opinion in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto.

Very truly yours,
/s/ Charles Kaufman
Charles Kaufman
General Counsel